Exhibit 99.3


                                 Donald J. Duffy
                                    Chairman
                   Special Committee of the Board of Directors
                            of MTR Gaming Group, Inc.
                                  203-682-8200
                               203-682-8201 (Fax)








                                            January 26, 2006



CONFIDENTIAL
------------

Mr. Robert A. Blatt
Managing Member
TBR Acquisition Group, LLC
1890 Palmer Avenue, Suite 303
Larchmont, New York 10531

                  Re:   MTR Gaming Group, Inc.
                        ----------------------

Dear Mr. Blatt:

We are in receipt of your letter dated January 23, 2006.

On January 25, 2006 the Special Committee of MTR's Board of Directors (the "Special Committee") established to review your proposal decided, based on the information reviewed by the Special Committee and its independent financial and legal advisors, to reject (and not to recommend that stockholders accept) your acquisition proposal. We believe that the consideration offered does not sufficiently enhance stockholder value to justify curtailing a process of exploring potential strategic alternatives available to the Company. However, we would welcome your submission of an improved offer as a part of the process of exploring a range of strategic alternatives which we believe is in the best interests of MTR's stockholders, and which process we intend to proceed with. Our financial advisors will be in contact with you concerning your participation in this process.

In light of the foregoing, we will, of course, not be delivering the items requested in your January 23, 2006 letter.

                                             Very truly yours,

                                             /s/ Donald J. Duffy

                                             Donald J. Duffy
                                             Chairman
                                             Special Committee of the Board of
                                             Directors of
                                             MTR Gaming Group, Inc